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Media Investors
Robert W. Stewart     Robert H. Schwartz
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                    TELIGENT CLOSES ON $800 MILLION FINANCING

Vienna, Va., July 6, 1998 - Teligent, a new integrated communications company, today announced that it has closed $800 million in senior secured credit facilities underwritten by The Chase Manhattan Bank, Goldman Sachs and Toronto Dominion Bank. These facilities effectively replace an existing $780 million vendor financing commitment previously provided by Nortel (Northern Telecom).

"This   transaction   represents  a  major  milestone  for  Teligent  and  again demonstrates the strong support that Teligent and its business plan continue to receive in the capital markets," said Teligent Chairman and CEO Alex J. Mandl.

Teligent Senior Vice President and Chief Financial Officer Abraham L. Morris said, "Teligent has turned a vendor financing commitment from Nortel into a fully structured financing that provides us with the financial liquidity we believe necessary, while providing sufficient operational flexibility on an attractive, cost-effective basis.


"We are very pleased that we have been able to attract a group of premier, market-leading financial institutions to the syndicate, and we look forward to continuing a strong financial partnership with them over the coming years," Morris added.

The credit facilities are structured into three separate tranches and are secured by all of the principal assets of the company. Teligent has the ability to borrow the funds over the next four years, with a final maturity of eight years. The facilities charge interest at a floating rate tied to the prevailing LIBOR rate, and subsequently step-down when the company achieves key operational and leverage benchmarks.

Based in Vienna, Va., Teligent, Inc. (NASDAQ:TGNT) is a full-service, integrated communications company that will offer small and medium-sized businesses local, long distance, high-speed data and Internet services over its own, digital wireless networks in 74 major metropolitan areas throughout the United States.

For more information, visit the Teligent website at: www.teligentinc.com

Teligent is a registered trademark.



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Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties, including but not limited to economic, key employee, competitive, governmental, regulatory and technological factors affecting the company's growth, operations, markets, products, services, licenses and other factors discussed in the company's filings with the Securities and Exchange Commission.
Actual   results  may  vary   materially  due  to  these  and  other  risks  and
uncertainties.

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